SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: December 17, 2003

HERMAN MILLER, INC.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-15141 (Commission File Number)	38-0837640 (IRS Employer Identification no.)

855 East Main Avenue Zeeland, Michigan (Address of principal executive office)		49464 (Zip Code)

(616) 654-3000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 7.         Financial Statements and Exhibits.

Exhibits.

99.1    Press release dated December 17, 2003.

Item 12.        Results of Operations and Financial Condition

On December 17, 2003, Herman Miller, Inc. issued a press release announcing its financial results for the quarter ended November 29, 2003. A copy of the press release is attached as Exhibit 99.1.

The information in this Form 8-K and the attached Exhibit shall not be deemed filed for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 17, 2003	HERMAN MILLER, INC.
(Registrant)

By:	/s/ Elizabeth A. Nickels Elizabeth A. Nickels
Its:	Chief Financial Officer

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EXHIBIT INDEX

99.1          Press Release Dated December 17, 2003

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EXHIBIT 99.1

Release	Immediate
Date	December 17, 2003
Contact	Joe Nowicki (616) 654 5222 or joe_nowicki@hermanmiller.com
Beth Nickels (616) 654 8050 or beth_nickels@hermanmiller.com
Media:    Mark Schurman (616) 654 5498 or mark_schurman@hermanmiller.com
Bruce Buursma (616) 654 5770 or bruce_buursma@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

Herman Miller, Inc., Reports Financial Results for the Second Quarter FY2004: Continued Profitability, Increased Orders and Backlog

Webcast to be held Thursday, December 18, at 9:30 AM EST

Herman Miller, Inc., today announced results for the second quarter ended November 29, 2003. Net earnings were $9.1 million, or $.12 per share. The results included approximately $4.4 million in pre-tax restructuring charges, or $.04 per share net of tax, related to previously announced actions. Orders and ending backlog showed strong growth over the previous quarter, with orders up 10.5% and ending backlog up 14.6%. Sales for the quarter were $330.3 million, down 7.6% from the year-ago period, but up 1.8% sequentially. Operating expenses continued their year-over-year improvement as a result of the major restructuring efforts and also included a $5.2 million benefit resulting from the favorable outcome of a lawsuit that had been previously reserved. The ending cash balance was $207.3 million.

FINANCIAL HIGHLIGHTS (Dollars in million, except per share data)

	Three Months Ended				Six Months Ended
	11/29/03	11/30/02	Percent Change		11/29/03	11/30/02	Percent Change
Net Sales	$ 330.3	$ 357.3	(7	.6)%	$ 654.8	$ 704.2	(7	.0)%
Gross Margin	102.0	113.7	(10	.3)%	203.6	222.9	(8	.7)%
Operating Expenses	80.8	92.8	(12	.9)%	166.3	183.4	(9	.3)%
Restructuring Expenses	4.4	-	N/A		8.3	0.3	2666	.7%
Operating Earnings	16.8	20.9	(19	.6)%	29.0	39.2	(26	.0)%
Net Earnings	9.1	11.8	(22	.9)%	15.2	21.6	(29	.6)%
Earnings per share - diluted	0.12	0.16	(25	.0)%	0.21	0.29	(27	.6)%
Orders	357.8	352.2	1.6%		681.6	698.0	(2	.3)%
Backlog	215.7	194.4	11.0%

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The company’s consolidated sales for the quarter were $330.3 million, down 7.6% from the year ago period but representing the third consecutive quarter of sequential sales growth. Orders for the quarter were $357.8 million, increasing 1.6% from the prior year and up 10.5% from the previous quarter. Ending backlog was $215.7 million, up $21.3 million or 11.0% from the prior year, and $27.5 million or 14.6% from the previous quarter. Those results represent the highest order levels in the past six quarters, and the highest backlog recorded in the past nine quarters.

Beth Nickels, Chief Financial Officer, stated, “We are optimistic about our business outlook given the increased rate of orders during the quarter and our stronger ending backlog position. We discussed the pick up in our weekly order rate at the beginning of the quarter and we’re pleased to report it continued throughout the entire period. We knew we would be reporting a year-over-year decline in sales, given the false start in the economic recovery we experienced last year, but the good news is that the momentum gained earlier in the year has continued through this quarter.”

Gross margin was 30.9% for the quarter, versus 31.8% for the same quarter last year. The decline was primarily the result of the lower volumes, expected inefficiencies caused by the Canton operations relocation, and continued pricing pressure.

Operating expenses for the quarter, including restructuring charges, totaled $85.2 million, compared to $92.8 million for the same period in fiscal 2003. Included in the current quarter amounts are restructuring charges of $4.4 million. In addition, the current quarter includes a $5.2 million benefit from the favorable outcome of a lawsuit previously reserved. Excluding the restructuring charges and favorable legal outcome, operating expenses were down 7.3% from the year earlier period, the majority of which is due to the continued benefits of prior cost-reduction actions.

The $4.4 million of restructuring charges for the quarter were associated with the relocations of the Canton and Formcoat operations, and other previously announced actions. The Formcoat facility relocation has been completed and the Canton move is on schedule to be completed in the next two quarters. Included in the restructuring charges is a $0.8 million benefit associated with the sale of the Holland, Michigan, chair plant facility at a price in excess of its carrying value.

Ms. Nickels added, “We are pleased with the continuing gains we are realizing in our cost structure. Our operating expense levels reflect our commitment to continuously manage our spending. We did anticipate our gross margins would be lower this quarter as a result of the Canton move, and expect it will continue to impact us next quarter. By our fourth quarter the move should begin generating cost savings of over $10 million annually, and enhancing future cash flows.”

The company’s ending cash position was a strong $207.3 million. Cash flow from operations for the quarter totaled $3.3 million compared to $30.6 million for the same period last year. The decrease was driven primarily by an increase in working capital requirements for accounts receivable and inventories. Capital spending for the quarter was $9.3 million. The company received proceeds of $6.0 million from the sale of its Holland chair plant. The company also repurchased approximately 348,240 shares of its stock for $8.0 million, at an average price of $23.12 per share during the quarter.

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Michael A. Volkema, Chairman and CEO, stated, “We are encouraged by the strong economic trends that are having a positive impact on our business. This truly is a season of hope. Typically, we would expect a decline in sales during our third quarter, due to the reduced business activity around the holidays. This year, because of the emerging recovery, we expect third quarter revenues to be near second quarter levels and look forward to even greater opportunity in the future.”

Looking forward, the company expects sales for the third quarter of fiscal 2004 to be in a range of $320 million to $335 million. It estimates earnings per share of between $.05 to $.11, which includes restructuring charges of approximately $.03 per share.

The company has announced a live webcast to discuss the results of the fiscal 2004 second quarter on Thursday, December 18, 2003, at 9:30 a.m. EST. The company encourages all interested parties to log in to the website to obtain presentation materials, which will augment the verbal presentation. To ensure your access to the webcast, you should allow extra time to visit our website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend, or clarify forward-looking statements.

Herman Miller helps create great places to work by researching, designing, manufacturing, and distributing innovative interior furnishings that support companies, organizations, and individuals all over the world. The company’s award-winning products, complemented by furniture-management and strategic consulting services, generated $1.34 billion in revenue during fiscal 2003. Herman Miller is widely recognized for its innovative products and business practices, including the use of industry-leading, customer-focused technology. In 2003 Herman Miller was named recipient of the prestigious National Design Award for product design from the Smithsonian Institution’s Cooper-Hewitt, National Design Museum. The company was once again included in Business Ethics magazine’s “100 Best Corporate Citizens,” and also ranked among the top 50 “most innovative corporate users of information technology” by Information Week magazine. The company trades on the NASDAQ stock market under the symbol MLHR. For additional information about the company, visit www.hermanmiller.com.

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Financial highlights for the quarter ended November 29, 2003 follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

Cost of Goods Sold	Three Months Ended
	11/29/03		11/30/02
Net Sales	$ 330.3	100.0%	$ 357.3	100.0%
Cost of Goods Sold	228.3	69.1%	243.6	68.2%
Gross Margin	102.0	30.9%	113.7	31.8%
Operating Expenses	80.8	24.5%	92.8	26.0%
Restructuring Expenses	4.4	1.3%	-	0.0%
Operating Earnings	16.8	5.1%	20.9	5.8%
Other Expense, net	2.5	0.8%	3.0	0.8%
Earnings Before Taxes	14.3	4.3%	17.9	5.0%
Income Taxes	5.2	1.6%	6.1	1.7%
Net Earnings	$ 9.1	2.8%	$ 11.8	3.3%
Earnings Per Share - Basic	$ 0.12		$ 0.16
Weighted Average Basic Common Shares	72,849,656		74,427,325
Earnings Per Share - Diluted	$ 0.12		$ 0.16
Weighted Average Diluted Common Shares	73,248,673		74,760,310

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Herman Miller Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share data)

	Six Months Ended
	11/29/03		11/30/02
Net Sales	$654.8	100.0%	$704.2	100.0%
Cost of Goods Sold	451.2	68.9%	481.3	68.3%
Gross Margin	203.6	31.1%	222.9	31.7%
Operating Expenses	166.3	25.4%	183.4	26.0%
Restructuring Expense	8.3	1.3%	0.3	0.0%
Operating Earnings	29.0	4.4%	39.2	5.6%
Other Expense, net	5.0	0.8%	6.5	0.9%
Earnings Before Taxes	24.0	3.7%	32.7	4.6%
Income Taxes	8.8	1.3%	11.1	1.6%
Net Earnings	$15.2	2.3%	$21.6	3.1%
Earnings Per Share - Basic	$0.21		$0.29
Weighted Average Basic Common Shares	72,859,810		75,245,755
Earnings Per Share - Diluted	$0.21		$0.29
Weighted Average Diluted Common Shares	73,210,122		75,589,928

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Herman Miller Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Six Months Ended
	11/29/03	11/30/02
Net Earnings	$ 15.2	$ 21.6
Cash Flows provided by Operating Activities	39.0	105.4
Cash Flows used for Investing Activities	(8.2)	(7.2)
Cash Flows used for Financing Activities	(10.4)	(54.6)
Effect of Exchange Rates	1.4	1.2
Net Increase in Cash	21.8	44.8
Cash, Beginning of Year	185.5	124.0
Cash, End of Period	$ 207.3	$ 168.8

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Dollars in millions)

	11/29/03 (Unaudited)	5/31/03 (Audited)
Assets
Current assets
Cash and equivalents	$ 207.3	$ 185.5
Short-term investments	8.6	11.5
Accounts receivable (net)	129.5	125.6
Inventories	48.2	31.4
Prepaid expenses and other	63.1	59.5
Totals	456.7	413.5
Net property and equipment	225.3	245.7
Other assets	107.3	108.3
Total Assets	$ 789.3	$ 767.5
Liabilities and Shareholders' Equity
Current liabilities
Unfunded checks	8.4	12.1
Current long-term debt	13.0	13.6
Accounts Payable	80.3	73.9
Accrued liabilities	148.3	137.6
Totals	250.0	237.2
Long-term debt	207.0	209.4
Other noncurrent liabilities	131.8	129.9
Shareholders' equity	200.5	191.0
Total Liabilities and Shareholders' Equity	$ 789.3	$ 767.5

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